                                                        (WLRK Draft -- 10/13/94)




                                                                     EXHIBIT 4.5



                         AMENDED AND RESTATED AGREEMENT

                                       OF

                              LIMITED PARTNERSHIP

                                       OF

                          TRANSAMERICA DELAWARE, L.P.

                               TABLE OF CONTENTS

                                   ARTICLE I

                 FORMATION AND CONTINUATION OF THE PARTNERSHIP;
                    ADMISSION OF PREFERRED SECURITY HOLDERS;
           RETURN OF INITIAL LIMITED PARTNER'S CAPITAL CONTRIBUTION

        Section 1.1   Formation and Continuation of the
                      Partnership...................................     1
        Section 1.2   Name..........................................     2
        Section 1.3   Business of the Partnership...................     2
        Section 1.4   Term..........................................     2
        Section 1.5   Registered Agent and Office...................     2
        Section 1.6   Principal Place of Business...................     3
        Section 1.7   Name and Business Address of General
                      Partner.......................................     3
        Section 1.8   Admission of Holders of Preferred Securities..     3

                                    ARTICLE II

                                  DEFINED TERMS

        Section 2.1   Definitions...................................     4

                                   ARTICLE III

                     CAPITAL CONTRIBUTIONS, REPRESENTATION OF
              PREFERRED SECURITY HOLDER'S INTEREST; CAPITAL ACCOUNTS

        Section 3.1   Capital Contributions.........................     9
        Section 3.2   Preferred Security Holder's Interest
                      Represented by Preferred Securities...........    10
        Section 3.3   Capital Accounts..............................    10
        Section 3.4   Interest on Capital Contributions.............    10
        Section 3.5   Withdrawal and Return of Capital
                      Contributions.................................    10

                                    ARTICLE IV

                                   ALLOCATIONS

        Section 4.1   Profits and Losses............................    11
        Section 4.2   Other Allocation Provisions...................    12
        Section 4.3   Allocations for Income Tax Purposes...........    14
        Section 4.4   Withholding...................................    14

                                    ARTICLE V

                                    DIVIDENDS

        Section 5.1   Dividends.....................................    15
        Section 5.2   Limitations on Distributions..................    15

                                   ARTICLE VI

                        ISSUANCE OF PREFERRED SECURITIES

        Section 6.1   General Provisions Regarding Preferred
                      Securities....................................    15

                                   ARTICLE VII

                      BOOKS OF ACCOUNT, RECORDS AND REPORTS

        Section 7.1   Books and Records.............................    19
        Section 7.2   Accounting Method.............................    20

                                   ARTICLE VIII

                            POWERS, RIGHTS AND DUTIES
                             OF THE LIMITED PARTNERS

        Section 8.1   Limitations...................................    20
        Section 8.2   Liability.....................................    21
        Section 8.3   Priority......................................    21

                                    ARTICLE IX

                            POWERS, RIGHTS AND DUTIES
                              OF THE GENERAL PARTNER

        Section 9.1   Authority.....................................    21
        Section 9.2   Powers and Duties of General Partner..........    21
        Section 9.3   Liability.....................................    23
        Section 9.4   Exculpation...................................    23
        Section 9.5   Fiduciary Duty................................    23
        Section 9.6   Indemnification...............................    24
        Section 9.7   Outside Businesses............................    25
        Section 9.8   Limits on General Partner's Powers............    25
        Section 9.9   Tax Matters Partner...........................    26
        Section 9.10  Expenses......................................    26

                                    ARTICLE X

                        TRANSFERS OF INTERESTS BY PARTNERS

        Section 10.1  Transfer of Interests.........................    27
        Section 10.2  Transfer of LP Certificates...................    27
        Section 10.3  Persons Deemed Preferred Security Holders.....    28
        Section 10.4  Book Entry Interests..........................    28
        Section 10.5  Notices to Clearing Agency....................    29
        Section 10.6  Appointment of Successor Clearing Agency......    29
        Section 10.7  Definitive LP Certificates; Appointment
                        of Paying Agent(s)..........................    29

                                   ARTICLE XI


         WITHDRAWAL; DISSOLUTION; LIQUIDATION AND DISTRIBUTION OF ASSETS
        Section 11.1  Withdrawal of Partners........................    30
        Section 11.2  Dissolution of the Partnership................    30
        Section 11.3  Liquidation...................................    32
        Section 11.4  Distribution in Liquidation...................    32
        Section 11.5  Rights of Limited Partners....................    33
        Section 11.6  Termination...................................    33

                                   ARTICLE XII

                             AMENDMENTS AND MEETINGS

        Section 12.1  Amendments....................................    33
        Section 12.2  Amendment of Certificate......................    33
        Section 12.3  Meetings of the Partners......................    33

                                   ARTICLE XIII

                                  MISCELLANEOUS

        Section 13.1  Notices.......................................    35
        Section 13.2  Entire Agreement..............................    36
        Section 13.3  Governing Law.................................    36
        Section 13.4  Effect........................................    36
        Section 13.5  Pronouns and Number...........................    36
        Section 13.6  Captions and Headings.........................    36
        Section 13.7  Partial Enforceability........................    36
        Section 13.8  Counterparts..................................    36
        Section 13.9  Waiver of Partition...........................    36
        Section 13.10 Remedies......................................    37

                 AMENDED AND RESTATED AGREEMENT
                     OF LIMITED PARTNERSHIP

                               OF

                  TRANSAMERICA DELAWARE, L.P.


          AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Transamerica Delaware, L.P. (the "Partnership"), dated as of _____ __, 1994, among Transamerica Corporation, a Delaware corporation ("Transamerica"), as the general partner, Trans-america LP Holdings Corp., a Delaware corporation, as the ini-tial limited partner (the "Initial Limited Partner") and such other Persons (as defined herein) who become Limited Partners (as defined herein) as provided herein.

          WHEREAS, Transamerica and the Initial Limited Partner entered into an Agreement of Limited Partnership, dated as of August 9, 1994 (the "Original Limited Partnership Agreement");

          WHEREAS, the Certificate of Limited Partnership of the Partnership was filed with the Office of the Secretary of State of the State of Delaware on August 9, 1994;

          WHEREAS, the Partners (as defined herein) desire to continue the Partnership as a limited partnership under the Act
(as defined herein) and to amend and restate the Original Lim-ited Partnership Agreement in its entirety;

          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valu-able consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Limited Partnership Agreement in its entirety and hereby agree as follows:


                           ARTICLE I

         FORMATION AND CONTINUATION OF THE PARTNERSHIP;
            ADMISSION OF PREFERRED SECURITY HOLDERS;
    RETURN OF INITIAL LIMITED PARTNER'S CAPITAL CONTRIBUTION

          Section 1.1 Formation and Continuation of the Part-nership. The Partnership was formed as a limited partnership under the Act by the filing by the General Partner (as defined herein) of the Certificate (as defined herein) with the Office of the Secretary of State of the State of Delaware on August 9,

1994 and the entering into by the General Partner and the Ini-tial Limited Partner of the Original Limited Partnership Agree-ment. The parties hereto agree to continue the Partnership as a limited partnership under the Act. The General Partner, for itself and as agent for the Limited Partners, shall make every reasonable effort to assure that all certificates and docu-ments are properly executed and shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all the requirements for the continuation of the Partnership as a limited partnership under the Act and under all other laws of the State of Delaware or such other jurisdictions in which the General Partner determines that the Partnership may conduct business. The rights, liabilities and duties of the Partners shall be as provided in the Act except as modified by this Agreement. Where not otherwise specified in this Agreement, the Act governs the rights and obligations of the parties to this Agreement.

          Section 1.2 Name. The name of the Partnership is "Transamerica Delaware, L.P.", as such name may be modified from time to time by the General Partner following written notice to the Limited Partners. The Partnership business may be conducted under the name of the Partnership or any other name deemed advisable by the General Partner.

          Section 1.3 Business of the Partnership. The sole purpose of the Partnership is (a) to issue partnership inter-ests in the Partnership, including, without limitation, Pre-ferred Securities (as defined herein), and to use the proceeds thereof to purchase Junior Subordinated Debentures (as defined herein) or other similar debt instruments of Transamerica and
(b) except as otherwise limited herein, to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as the General Partner may rea-sonably deem necessary or advisable for the carrying out of the foregoing purpose of the Partnership.

          Section 1.4 Term. The term of the Partnership com-menced on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until December 31, 2093, unless dissolved before such date in accor-dance with the provisions of this Agreement.

          Section 1.5 Registered Agent and Office. The Part-nership's registered agent and office in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Cen-ter, 1209 Orange Street, Wilmington, New Castle County, Dela-ware 19801. At any time, the General Partner may designate another registered agent and/or registered office.

          Section 1.6 Principal Place of Business. The prin-cipal place of business of the Partnership shall be at c/o Transamerica Corporation, 600 Montgomery Street, San Francisco, California 94111. Upon ten days written notice to the Limited Partners, the General Partner may change the location of the Partnership's principal place of business.

          Section 1.7  Name and Business Address of General
Partner. The name and address of the General Partner are as follows:

          Transamerica Corporation
          600 Montgomery Street
          San Francisco, California  94111
          Attention:  Corporate Secretary

The General Partner may change its name or business address from time to time, in which event the General Partner shall promptly notify the Limited Partners of any such change.

          Section 1.8  Admission of Holders of Preferred Secu-
rities.

          (a) Without necessity for execution of this Agree-ment, upon receipt by a Person of an LP Certificate (as defined herein) and payment to the Partnership of the Purchase Price (as defined herein) for the Preferred Securities represented by such LP Certificate in connection with the initial issuance by the Partnership of such Preferred Securities, which shall be deemed to constitute a request by such Person that the books and records of the Partnership reflect such Person's admission as a limited partner of the Partnership, such Person shall be admitted to the Partnership as a limited partner of the Part-nership and shall become bound by this Agreement.

          (b) Following the first admission of a Preferred Security Holder to the Partnership as a Limited Partner pursu-ant to paragraph (a) above, the Initial Limited Partner shall receive the return of its capital contribution without interest or deduction, but will continue to be a limited partner of the Partnership. While the Initial Limited Partner shall continue to be a limited partner of the Partnership, the Initial Limited Partner shall only have such rights, if any, as are expressly provided to the Initial Limited Partner pursuant to this Agree-ment.

          (c) The name and mailing address of each Partner and the amount contributed by such Partner to the capital of the Partnership shall be listed on the books and records of the Partnership. The General Partner shall be required to update the books and records from time to time as necessary to accu-rately reflect the information therein.


                           ARTICLE II

                         DEFINED TERMS

          Section 2.1  Definitions.  Unless the context other-
wise requires, the terms defined in this Article II shall, for the purposes of this Agreement, have the meanings herein speci-fied.

          "Act" means the Delaware Revised Uniform Limited
Partnership Act, 6 Del. C. Section 17-101, et seq., as amended from time to time.

          "Action" has the meaning set forth in Section 6.1(b).

          "Affiliate" means, with respect to a specified Per-son, (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities or other ownership interests of the specified Person, (b) any Person 10% or more of whose outstanding voting securities or other ownership interests are directly or indi-rectly owned, controlled or held with power to vote by the specified Person, (c) any Person directly or indirectly con-trolling, controlled by, or under common control with the spec-ified Person, (d) a partnership in which the specified Person is a general partner, (e) any officer or director of the speci-fied Person, and (f) if the specified Person is an individual, any entity of which the specified Person is an officer, direc-tor or general partner.

          "Agreement" means this Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, modi-fied, supplemented or restated from time to time.

          "Book Entry Interests" means a beneficial interest in the LP Certificates, ownership and transfers of which shall be made through book entries by a Clearing Agency as described in
Section 10.4.

          "Business Day" means any day other than a day on which banking institutions in The City of New York are autho-rized or required by law to close.

          "Capital Account" has the meaning set forth in Sec-tion 3.3.

          "Certificate" means the Certificate of Limited Part-nership of the Partnership filed with the Secretary of State of the State of Delaware on August 9, 1994, and any and all amend-ments thereto and restatements thereof.

          "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Exchange Act that is acting as depository for the Preferred Securities and in whose name shall be registered a global LP Certificate and which shall undertake to effect book entry transfers and pledges of the Preferred Securities.

          "Clearing Agency Participant" means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book entry transfers and pledges of securities deposited with the Clearing Agency.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section ((Sec.)) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

          "Covered Person" means any Partner, any Affiliate of a Partner or any officers, directors, shareholders, partners, members, employees, representatives or agents of a Partner or its respective Affiliates, or any employee or agent of the Partnership or its Affiliates or any Special Representative.

          "Definitive LP Certificates" has the meaning set forth in Section 10.4.

          "Dividends" means the distributions of income paid or payable to any Limited Partner who is a Preferred Security Holder pursuant to the terms of the Preferred Securities held by such Limited Partner, including any interest payable in respect of arrearages.

          "DTC" means The Depository Trust Company, the initial
Clearing Agency.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended.

          "Fiscal Year" means (i) the period commencing upon the formation of the Partnership and ending on December 31,

1994, and (ii) any subsequent twelve (12) month period commenc-ing on January 1 and ending on December 31.

          "General Partner" means Transamerica, in its capacity as general partner of the Partnership, and any additional or successor general partner in the Partnership admitted as a gen-eral partner of the Partnership pursuant to this Agreement.

          "Guarantee" means the Guarantee Agreement dated as of _______ __, 1994 of Transamerica in respect of the Preferred
Securities.

          "Holders" means, with respect to a series of Pre-ferred Securities, Preferred Security Holders in whose name one or more LP Certificates representing Preferred Securities of such series are registered.

          "Indemnified Person" means the General Partner, any Special Representative, any Affiliate of the General Partner or any Special Representative or any officers, directors, share-holders, members, partners, employees, representatives or agents of the General Partner or any Special Representative, or any employee or agent of the Partnership or its Affiliates.

          "Indenture" means the Indenture dated as of _______ __, 1994 between Transamerica and The First National Bank of Chicago, as Trustee, pursuant to which the Junior Subordinated
Debentures are issued.

          "Initial Limited Partner" means Transamerica LP Hold-ings Corp., a Delaware corporation.

          "Initial Preferred Limited Partners" means the Per-sons admitted as Limited Partners pursuant to Section 1.8(a) in connection with the initial issuance by the Partnership of Pre-ferred Securities.

          "Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including, without limitation, its interest in the capital, profits, losses and distributions of the Partnership.

          "Junior Subordinated Debentures" means any series of debentures issued by Transamerica under the Indenture.

          "Limited Partner" means any Person who is admitted to the Partnership as a limited partner of the Partnership pursu-ant to the terms of this Agreement, including the Preferred Security Holders, in each such Person's capacity as a limited partner of the Partnership.

          "Liquidation Distribution" has the meaning set forth in the applicable Action relating to a series of Preferred
Securities.

          "Liquidator" has the meaning set forth in Section
11.3.

          "Loss Carried Forward Amount" means as of the first day of any month for any series of Preferred Securities, an amount equal to the excess of (x) all Net Loss allocated to the Holders of such series of Preferred Securities from the date of issuance of such series of Preferred Securities through and including the day prior to the first day of such month pursuant to Section 4.1(b)(ii) over (y) the amount of Net Income allo-cated to the Holders of such series of Preferred Securities pursuant to Section 4.1(a)(ii) with respect to such period.

          "LP Certificate" means a certificate of partnership interest substantially in the form attached hereto as Annex A, evidencing the Preferred Securities held by a Limited Partner.

          "Majority in liquidation preference of the Preferred Securities" means Holder(s) of a series of Preferred Securities or, as the context may require, Holder(s) of more than one series of Preferred Securities voting as a class, who are the record owners of Preferred Securities whose liquidation prefer-ence (including the stated preference amount that would be paid on redemption or maturity, plus accrued and unpaid dividends, whether or not declared, to the date upon which the voting per-centages are determined) represents more than 50% of the above stated liquidation preference of all Preferred Securities of such series or, as applicable, multiple series.

          "Net Income" and "Net Loss", respectively, for any period means the income and loss, respectively, of the Partner-ship for such period as determined in accordance with the method of accounting followed by the Partnership for federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Partnership which are described in Code Section 705(a)(2)(B); provided, however, that any item allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

          "Partners" means the General Partner and the Limited
Partners, collectively, where no distinction is required by the context in which the term is used.

          "Partnership" means the limited partnership hereto-fore formed and continued under and pursuant to this Agreement.

          "Paying Agent" has the meaning set forth in Section
10.7.

          "Person" means any individual, corporation, limited liability company, association, partnership, trust or other entity.

          "Preferred Securities" means the limited partner interests in the Partnership described in Article VI.

          "Preferred Security Holder" has the meaning set forth in Section 10.3.

          "Preferred Security Beneficial Owner" means, with respect to a Book Entry Interest, a Person who is the benefi-cial owner of such Book Entry Interest, as reflected on the books of the Clearing Agency, or on the books of a Person main-taining an account with such Clearing Agency (directly as a Clearing Agency Participant or as an indirect participant, in each case in accordance with the rules of such Clearing Agency).

          "Pricing Agreement" means a Pricing Agreement between the Partnership and Transamerica relating to the issuance of the Preferred Securities.

          "Purchase Price" for any Preferred Security means the amount paid for such Preferred Security in the initial sale by the Partnership of such Preferred Security.

          "Securities Act" means the Securities Act of 1933, as amended.

          "66-2/3% in liquidation preference of the Preferred Securities" means Holder(s) of a series of Preferred Securities or, as the context may require, Holder(s) of more than one series of Preferred Securities voting as a class, who are the record owners of Preferred Securities whose liquidation prefer-ence (including the stated preference amount that would be paid on redemption or maturity, plus accrued and unpaid dividends, whether or not declared, to the date upon which the voting per-centages are determined) represents more than 66-2/3% of the above stated liquidation preference of all Preferred Securities of such series or, as applicable, multiple series.

          "Special Representative" means a special representa-tive of the Partnership and the Holders elected or appointed in accordance with the applicable Action relating to a series of Preferred Securities.

          "Tax Matters Partner" means the General Partner des-ignated as such in Section 9.9 hereof.

          "10% in liquidation preference of the Preferred Securities" means Holders(s) of a series of Preferred Securi-ties or, as the context may require, Holder(s) of more than one series of Preferred Securities voting as a class, who are the record owners of Preferred Securities whose liquidation prefer-ence (including the stated preference amount that would be paid on redemption or maturity, plus accrued and unpaid dividends, whether or not declared, to the date upon which the voting per-centages are determined) represents more than 10% of the above stated liquidation preference of all Preferred Securities of such series or, as applicable, multiple series.

          "Transamerica" has the meaning set forth in the fore-part of this Agreement.

          "Treasury Regulations" means the income tax regula-tions, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "Trustee" means the Trustee under the Indenture.

          "Underwriting Agreement" means an Underwriting Agree-ment, among the Partnership and the underwriters named therein relating to the issuance of the Preferred Securities.


                          ARTICLE III

            CAPITAL CONTRIBUTIONS, REPRESENTATION OF
     PREFERRED SECURITY HOLDER'S INTEREST; CAPITAL ACCOUNTS

          Section 3.1  Capital Contributions.

          (a) The General Partner has, on or prior to the date hereof, contributed an aggregate of $3.00 to the capital of the Partnership, which amount is equal to at least 3% of the total capital contributions to the Partnership on the date hereof, after taking into account the contribution of the Initial Limited Partner referred to in paragraph (b) of this Section 3.1.
Subject to Section 4.1(c), the General Partner shall from time to time make such additional capital contributions as are necessary to maintain its Capital Account balance at least equal to 3% of the aggregate positive Capital Account balances of all Partners.

          (b) The Initial Limited Partner has, prior to the date hereof, contributed the amount of $97.00 to the capital of the Partnership which amount is being returned to the Initial
Limited Partner.


          (c) With respect to each of the Initial Preferred Limited Partners, there shall be contributed to the capital of the Partnership the amount of the Purchase Price for the Preferred Securities acquired by it (such amount being such Person's capital contribution to the Partnership).



          (d) With respect to each Person (other than the Initial Preferred Limited Partners) who is issued a Preferred Security by the Partnership after the date hereof in connection with the initial issuance by the Partnership of such Preferred Security, there shall be contributed to the capital of the Partnership an amount equal to the Purchase Price for such Preferred Security (such amount being such Person's capital contribution to the Partnership).


          (e) No Limited Partner shall at any time be required to make any additional capital contributions to the Partner-ship.

          Section 3.2 Preferred Security Holder's Interest Represented by Preferred Securities. A Preferred Security Holder's interest in the Partnership shall be represented by the Preferred Securities held by such Preferred Security Hold-er. Each Preferred Security Holder's respective Preferred Securities shall be set forth on the books and records of the Partnership. Each Partner, including a Preferred Security Holder, hereby agrees that its interest in the Partnership and in its Preferred Securities shall for all purposes be personal property. No Partner, including a Preferred Security Holder, shall have an interest in specific Partnership property.

          Section 3.3 Capital Accounts. An individual capital account (a "Capital Account") shall be established and main-tained on the books of the Partnership for each Partner in com-pliance with Treasury Regulation (Sec.)1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Capital Account will be credited with the capital contributions made and the profits allocated to such Partner (or predecessor in interest) and debited by the distributions made and losses allocated to such Partner (or predecessor in interest).

          Section 3.4  Interest on Capital Contributions.  No
Partner shall be entitled to interest on or with respect to any capital contribution to the Partnership.

          Section 3.5 Withdrawal and Return of Capital Contri-butions. No Partner shall be entitled to withdraw any part of such Partner's capital contribution to the Partnership or to receive any distributions from the Partnership, except as pro-vided in this Agreement.

                           ARTICLE IV

                          ALLOCATIONS

          Section 4.1  Profits and Losses.  Except as provided
in Section 4.2,

          (a) the Partnership's Net Income for each calendar month shall be allocated as follows:

          (i) First, to the Holders of each series of Pre-ferred Securities as of the record date in such calendar month for the payment of Dividends on such series of Pre-ferred Securities in an amount equal to the excess of (x) all Dividends accrued on such series of Preferred Securi-ties (in accordance with the Action creating such series) from their date of issuance through and including the close of such calendar month over (y) the amount of Net Income allocated to the Holders of such series of Pre-ferred Securities pursuant to this Section 4.1(a)(i) in all prior calendar months; provided, however, that (A) as to any series of Preferred Securities as to which Divi-dends are not cumulative, no Dividend shall be deemed to accrue until the Partnership has actually paid (or set aside money to pay) such Dividend and (B) Dividends as to Preferred Securities that are cumulative and are not pay-able at the end of each calendar month shall be deemed to accrue in a manner consistent with the Action creating such Preferred Securities. Amounts allocated to all Holders of any series of Preferred Securities shall be allocated among such Holders in proportion to the number of Preferred Securities of such series held by such Hold-ers.

         (ii) Second, to the Holders of each series of Preferred Securities up to an amount equal to the Loss Carried Forward Amount for such series as of the first day of such month. Amounts allocated to all Holders of any series of Preferred Securities shall be allocated among such Holders in proportion to the number of Preferred Securities of such series held by such Holders.

        (iii) Any remaining Net Income shall be allocated to the General Partner.

          (b) The Partnership's Net Loss for any calendar month shall be allocated as follows:

          (i) First, to the General Partner until the General Partner's Capital Account is reduced to zero; provided, however, that the aggregate amount of Net Losses allocated to the General Partner pursuant to this Section 4.1(b)(i) shall not exceed the sum of 3% of the total capital con-tributions of all Partners plus the aggregate Net Income allocated to the General Partner pursuant to this Section 4.1.

         (ii) Second, to the Holders of each series of Pre-ferred Securities in proportion to the aggregate Capital Account balances of the Holders of such series of Pre-ferred Securities (calculated taking into account only contributions, distributions and allocations related to such series), until the Capital Account balances of such Holders are reduced to zero; provided, however, that the General Partner shall make appropriate adjustments in these allocations, in accordance with Section 4.1(c) with respect to any Preferred Securities as to which Net Income has been allocated with respect to Dividends that accrued but were not paid. Amounts allocated to the Holders of any series of Preferred Securities shall be allocated among such Holders in proportion to the number of Pre-ferred Securities of such series held by such Holders.

        (iii) Any remaining Net Loss shall be allocated to the General Partner.

          (c) The General Partner shall make such changes to the allocations in Sections 4.1(a) and 4.1(b) in the year of the Partnership's liquidation as it deems reasonably necessary so that amounts distributed to the Preferred Security Holders in such year in accordance with Section 11.4(a)(ii) shall equal their Liquidation Distributions; provided, however, that no allocation pursuant to this Section 4.1(c) may result in the General Partner being required to make any capital contribu-tions pursuant to Section 3.1.

          Section 4.2  Other Allocation Provisions.

          (a) For purposes of determining the profits, losses or any other items allocable to any period, profits, losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any method that is permissible under (Sec.)704 of the Code and the Treasury Regulations.

          (b) The Partners are aware of the income tax conse-quences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Partnership income and loss for income tax purposes.

          (c) Notwithstanding anything to the contrary that may be expressed or implied in this Article IV, the interest of the General Partner in each item of income, gain, loss, deduc-tion and credit will be equal to at least (i) at any time that aggregate capital contributions to the Partnership are equal to or less than $50,000,000, 1% of each such item and (ii) at any time that aggregate capital contributions to the Partnership are greater than $50,000,000, 1%, multiplied by a fraction
(not exceeding one and not less than 0.2), the numerator of which is $50,000,000 and the denominator of which is the lesser of the aggregate Capital Account balances of the Capital Accounts of all Partners at such time and the aggregate capital contributions to the Partnership of all Partners at such time, of such item.

          (d) (i) If during any taxable year, a Partner unex-pectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in the Partner's Adjusted Capital Account (as defined below), there shall be allocated to the Partner items of Partnership income and gain (consisting of a pro rata por-tion of each item of Partnership income, including gross income and gain for such year) in an amount and manner sufficient to eliminate such deficit. The foregoing is intended to be a "qualified income offset" provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be inter-preted and applied in all respects in accordance with that Reg-ulation.

          A Partner's "Adjusted Capital Account" at any time shall equal the Partner's Capital Account at such time (x) increased by the sum of (A) the amount of the Partner's share of Partnership minimum gain (as defined in Treasury Regulations
Section 1.704-2(g)(1) and (3)) and (B) the amount of the Part-ner's share of the minimum gain attributable to a "partner non-recourse debt" (as defined in Treasury Regulations Section 1.704-2(i)(5)) and (y) decreased by reasonably expected adjust-ments, allocations and distributions described in Treasury Reg-ulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

          (ii) While this Agreement does not provide certain provisions required by Treasury Regulations Sections 1.704-1(b) and 1.704-2 because those provisions apply to transactions that are not expected to occur, the Partners intend that the alloca-tions under Section 4.1 conform to Regulations (Sec.)1.704-1(b) and 1.704-2 (including, without limitation, the minimum gain chargeback, chargeback of partner nonrecourse debt minimum gain and partner nonrecourse debt provisions of such Regulation), and the General Partner shall make such changes in the alloca-tions under Section 4.1 as it believes are reasonably necessary to meet the requirements of such Treasury Regulations.

          (e) Solely for the purpose of adjusting the Capital Accounts of the Partners, and not for tax purposes, if any property is distributed in kind to any Partner, the difference between its fair market value and its book value at the time of distribution shall be treated as gain or loss recognized by the Partnership and allocated pursuant to the provisions of Section 4.1; provided, however, that Net Income and Net Loss allocated as a result of the distribution of any series of Junior Subor-dinated Debentures to the Holders of any series of Preferred Securities or to the General Partner (or both) shall be allo-cated to the Partner receiving the Junior Subordinated Deben-tures in proportion to the amount of Subordinated Debentures distributed to them. For this purpose, the fair market value of any property shall be determined by the General Partner in its sole discretion, provided, however, that the value of any Junior Subordinated Debenture shall at all times be treated as equal to the value of any Preferred Security if the interest rate on and principal amount of the Junior Subordinated Deben-ture is the same as the Dividend payable on and the liquidation preference with respect to the Preferred Security.

          Section 4.3  Allocations for Income Tax Purposes.
The income, gains, losses, deductions and credits of the Part-nership shall be allocated in the same manner as the items entering into the computation of Net Income and Net Loss were allocated under Sections 4.1 and 4.2; provided, however, that solely for federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any property properly carried on the Partnership's books at a value other than the tax basis of such property shall be allocated in a manner determined in the General Partner's discretion, so as to take into account (consistently with Code Section 704(c) principles) the difference between such property's book value and its tax basis.

          Section 4.4 Withholding. The Partnership shall com-ply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with applicable jurisdictions. To the extent that the Partnership is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner, the amount withheld shall be deemed to be a dis-tribution in the amount of the withholding to the Partner. In the event of any claimed overwithholding, Partners shall be limited to an action against the applicable jurisdiction. If the amount withheld was not withheld from actual distributions, the Partnership may reduce subsequent distributions by the amount of such withholding. Each Partner agrees to furnish the Partnership with any representations and forms as shall reason-ably be requested by the Partnership to assist it in determin-ing the extent of, and in fulfilling, its withholding obliga-tions.


                           ARTICLE V

                           DIVIDENDS


          Section 5.1  Dividends.  Limited Partners shall re-
ceive periodic Dividends, if any, redemption payments and liquidation distributions in accordance with the applicable terms of the Preferred Securities. The General Partner shall determine whether and when Dividends shall be payable, and shall give notice of any determination to pay Dividends ("declaration") to all Limited Partners of record as of the record date for such payments of Dividends; provided, however, that if and to the extent Transamerica does make interest payments on the Junior Subordinated Debentures, the General Partner shall, to the extent funds are legally available therefor, declare dividends on the Preferred Securities. Subject to the rights of the Preferred Securities, all remaining cash shall be distributed to the General Partner at such time as the General Partner shall determine.


          Section 5.2 Limitations on Distributions. Notwith-standing any provision to the contrary contained in this Agree-ment, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law.


                           ARTICLE VI

                ISSUANCE OF PREFERRED SECURITIES

          Section 6.1  General Provisions Regarding Preferred
Securities.

          (a) The aggregate number of Preferred Securities which the Partnership shall have authority to issue is unlim-ited.

          (b) The General Partner on behalf of the Partnership is authorized to issue from time to time limited partner inter-ests in the Partnership (the "Preferred Securities") in one or
                             ----------------------
more series having such designations, rights, privileges, re-strictions, preferences and other terms and provisions as may from time to time be established in a written action or actions (each, an "Action") of the General Partner providing for the issue of such series. In connection with the foregoing, the General Partner is expressly authorized, prior to issuance, to set forth in an Action or Actions providing for the issue of such series, the following:

               (i) the distinctive designation of such series which shall distinguish it from other series;

               (ii) the number of Preferred Securities included
             in such series, which number may be increased or decreased from time to time unless otherwise pro-vided by the General Partner in creating the series;

               (iii) the annual Dividend rate (or method of
             determining such rate) for Preferred Securities of such series and the date or dates upon which such Dividends shall be payable, provided, however, Dividends on any series of Preferred Securities shall be payable, if and to the extent determined to be so payable by the General Partner, on a monthly basis to Holders of such series of Pre-ferred Securities as of a record date in each month during which such series of Preferred Secu-rities are outstanding;

               (iv) whether Dividends on the Preferred Securi-
             ties of such series shall be cumulative, and, in the case of Preferred Securities of any series having cumulative Dividend rights, the date or dates or method of determining the date or dates from which Dividends on the Preferred Securities of such series shall be cumulative;

               (v) the amount or amounts which shall be paid out of the assets of the Partnership to the Hold-ers of the Preferred Securities of such series upon voluntary or involuntary dissolution, winding up or liquidation of the Partnership;

               (vi) the price or prices at which, the period or
             periods within which, and the terms and conditions upon which, the Preferred Securities of such series may be redeemed or purchased, in whole or in part, at the option of the Partnership or the General Partner;

               (vii) the obligation, if any, of the Partnership
             to purchase or redeem Preferred Securities of such series and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the Preferred Securities of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

               (viii) the voting rights, if any, of the Pre-
             ferred Securities of such series in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the Holders of Preferred Secu-rities, or of the Preferred Securities of one or more series, or of both, as a condition to speci-fied action or amendments to this Agreement; and

               (ix) any other relative rights, powers, prefer-
             ences or limitations of the Preferred Securities of the series not inconsistent with this Agreement or with applicable law.

          (c) In connection with the foregoing and without limiting the generality thereof, the General Partner is hereby expressly authorized, without the vote or approval of any Pre-ferred Security Holder, (i) to take any Action to create under the provisions of this Agreement a series of Preferred Securi-ties that was not previously outstanding and (ii) to admit Pre-ferred Security Holders as limited partners of the Partnership. Without the vote or approval of any Preferred Security Holder, the General Partner may execute, swear to, acknowledge, de-liver, file and record whatever documents may be required in connection with the issue from time to time of Preferred Secu-rities in one or more series as shall be necessary, convenient or desirable to reflect the issue of such series. The General Partner shall do all things it deems to be appropriate or nec-essary to comply with the Act and is authorized and directed to do all things it deems to be necessary or permissible in con-nection with any future issuance, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any securities exchange.

          (d) Any Action or Actions taken by the General Part-ner pursuant to the provisions of this Section 6.1 shall be deemed an amendment and supplement to and part of this Agree-ment.

          (e) The payment of Dividends and payments on dis-solution of the Partnership or on redemption in respect of Pre-ferred Securities shall be guaranteed by Transamerica pursuant to and to the extent set forth in the Guarantee. The Preferred Security Holders hereby authorize the General Partner to hold the Guarantee on behalf of the Preferred Security Holders. In the event of the appointment of a Special Representative to, among other things, enforce the Guarantee, the Special Repre-sentative may take possession of the Guarantee for such pur-pose. If no Special Representative has been appointed to enforce the Guarantee, the General Partner has the right to enforce the Guarantee on behalf of the Preferred Security Holders. The Holders of not less than a majority in liqui-dation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Guarantee including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Guarantee as above provided, a Preferred Security Holder may, after a period of 30 days has elapsed from such Holder's written request to the General Partner or the Special Representative, as the case may be, to enforce the Guarantee, institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Partnership or any other Person. The Preferred Security Holders, by acceptance of such Preferred Securities, thereby agree to the subordination provisions and other terms of the Guarantee.

          (f) The proceeds received by the Partnership from the issuance of any series of Preferred Securities, together with the proceeds of any capital contribution of the General Partner made at the time of such issuance, shall be invested by the Partnership in Junior Subordinated Debentures with (A) an aggregate principal amount equal to such aggregate proceeds and
(B) an interest rate equal to the Dividend rate of such series of Preferred Securities.

          (g) So long as any series of Junior Subordinated Debentures are held by the Partnership, the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series, (ii) waive any past default which is waivable under Section 6.06 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures of such series shall be due and payable or (iv) consent to any amendment, modifica-tion or termination of the Indenture without, in each case, obtaining the prior approval of the Holders of at least 66 2/3% in liquidation preference of all series of Preferred Securities who could be affected thereby if their Preferred Securities were to be exchanged for Junior Subordinated Debentures, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the General Partner without the prior consent of each Holder of all series of Preferred Securities affected thereby if its Preferred Securities were to be exchanged for Junior Subordinated Debentures. The General Partner shall not revoke any action previously authorized or approved by a vote of the Holders of any series of Preferred Securities who would be affected thereby if their Preferred Securities were to be exchanged for Junior Subordinated Debentures. The General Partner shall notify all Holders of any series of Preferred Securities of any notice of default received from the Trustee with respect to the related series of Junior Subordinated Debentures.

          (h) The Partnership may not issue any limited part-ner interests in the Partnership (including, without limita-tion, any series of Preferred Securities), unless such series of Preferred Securities ranks pari passu with each other series of Preferred Securities then outstanding as regards (A) par-ticipation in profits and Dividends of the Partnership and (B) participation in the assets of the Partnership. All Preferred Securities shall rank senior to the General Partner's Interest in respect of the right to receive Dividends and the right to receive payments out of the assets of the Partnership upon vol-untary or involuntary dissolution, winding up or termination of the Partnership. All Preferred Securities redeemed, purchased or otherwise acquired by the Partnership (including Preferred Securities surrendered for conversion or exchange) shall be canceled.

          (i) No Holder of a Preferred Security shall be en-titled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of Preferred Securities of any class what-soever, or of securities convertible into any Preferred Securi-ties of any class whatsoever, whether now or hereafter autho-rized and whether issued for cash or other consideration or by way of a Dividend.


                          ARTICLE VII

             BOOKS OF ACCOUNT, RECORDS AND REPORTS

          Section 7.1 Books and Records. (a) Proper and com-plete records and books of account of the Partnership shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including a Capital Account for each Partner. The books and records of the Partnership, together with a copy of this Agreement and a certified copy of the Certificate, shall at all times be maintained at the principal office of the Partnership and shall be open to the inspection and examination of any Limited Partner or its duly authorized representative for any purpose reasonably related to its Interest during rea-sonable business hours.

          (b) Notwithstanding any other provision of this Agreement, the General Partner may, to the maximum extent per-mitted by applicable law, keep confidential from the Partners any information the disclosure of which the General Partner reasonably believes is not in the best interests of the Part-nership or is adverse to the interests of the Partnership or which the Partnership or the General Partner is required by law or by an agreement with any Person to keep confidential.

          (c) Within three months after the close of each Fis-cal Year, the General Partner shall transmit to each Partner, a statement indicating such Partner's share of each item of Part-nership income, gain, loss, deduction or credit for such Fiscal Year for federal income tax purposes.

          Section 7.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining pro-fits and losses, the books and records of the Partnership shall be kept on the accrual method of accounting applied in a con-sistent manner and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership's business.


                          ARTICLE VIII

       POWERS, RIGHTS AND DUTIES OF THE LIMITED PARTNERS

          Section 8.1 Limitations. The Limited Partners shall not participate in the management or control of the Partner-ship's business, property or other assets nor shall the Limited Partners transact any business for the Partnership, nor shall the Limited Partners have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner. The Limited Partners shall have such rights as are set forth herein, including any Action, and as are set forth in the Guarantee and the Indenture. The Limited Partners shall have no interest in the properties or assets of the General Partner, or any equity therein, or in any proceeds of any sales thereof (which sales shall not be restricted in any respect), by virtue of acquiring or owning an Interest.

          Section 8.2 Liability. Subject to the provisions of the Act, no Limited Partner shall be liable for the repayment, satisfaction or discharge of any debts or other obligations of the Partnership in excess of the Capital Account balance of such Limited Partner.

          Section 8.3 Priority. No Limited Partner shall have priority over any other Limited Partner as to Partnership allo-cations or distributions.


                           ARTICLE IX

        POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER

          Section 9.1 Authority. Subject to the limitations provided in this Agreement, the General Partner shall have exclusive and complete authority and discretion to manage the operations and affairs of the Partnership and to make all deci-sions regarding the business of the Partnership. Any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no Person shall be required to inquire into the authority of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.

          Section 9.2 Powers and Duties of General Partner. Except as otherwise specifically provided herein, the General Partner shall have all rights and powers of a general partner under the Act, and shall have all authority, rights and powers in the management of the Partnership business to do any and all other acts and things necessary, proper, convenient or advis-able to effectuate the purposes of this Agreement, including by way of illustration but not by way of limitation, the follow-ing:

          (a) to secure the necessary goods and services required in performing the General Partner's duties for the Partnership;

          (b) to exercise all powers of the Partnership, on behalf of the Partnership, in connection with enforcing the Partnership's rights and interest under the Junior
     Subordinated Debentures and the Guarantee;

          (c) to issue Preferred Securities, and series there-of, in accordance with this Agreement;

          (d) to establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to Dividends and voting rights and to make determinations as to the payment of Dividends, and make all other required payments to Pre-ferred Security Holders and to the General Partner as the Partnership's paying agent;

          (e) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

          (f) to bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership;

          (g) to deposit, withdraw, invest, pay, retain and distribute the Partnership's funds in a manner consistent with the provisions of this Agreement;

          (h) to take all action which may be necessary or appropriate for the preservation and the continuation of the Partnership's valid existence, rights, franchises and privileges as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liabil-ity of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged;

          (i) to take all action not inconsistent with appli-cable law, the Certificate or this Agreement as long as such action does not adversely affect the interests of the Preferred Security Holders, necessary to conduct its affairs and to operate the Partnership in such a way that the Partnership would not be deemed an "investment com-pany" required to be registered under the Investment Com-pany Act of 1940 or taxed as a corporation for federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of Transamerica for federal income tax purposes;

          (j) to cause the Partnership to enter into and per-form from time to time, on behalf of the Partnership, one or more Underwriting Agreements and one or more Pricing Agreements providing for the sale of Preferred Securities and to cause the Partnership to purchase the Junior Subor-dinated Debentures without any further act, vote or ap-proval of any Partner; and

          (k) to execute and deliver any and all documents or instruments, perform all duties and powers and do all things for and on behalf of the Partnership in all matters necessary, desirable, convenient or incidental to the foregoing.

          Section 9.3 Liability. Except as expressly set forth in this Agreement, (a) the General Partner shall not be personally liable for the return of any portion of the capital contributions (or any return thereon) of the Limited Partners;
(b) the return of such capital contributions (or any return thereon) shall be made solely from assets of the Partnership; and (c) the General Partner shall not be required to pay to the Partnership or to any Limited Partner any deficit in any Lim-ited Partner's Capital Account upon dissolution or otherwise.

          Section 9.4 Exculpation. (a) No Indemnified Person shall be liable, responsible or accountable in damages or oth-erwise to the Partnership or any Covered Person for any loss, damage or claim incurred by reason of any act or omission per-formed or omitted by such Indemnified Person in good faith on behalf of the Partnership and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omissions.

          (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements pre-sented to the Partnership by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Partner-ship, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

          Section 9.5 Fiduciary Duty. (a) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any other Covered Person, an Indemni-fied Person acting under this Agreement shall not be liable to the Partnership or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provi-sions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemni-fied Person.

                  (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Cov-ered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that an In-demnified Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Partnership or any Partner, the Indemnified Person shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situ-ation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any appli-cable generally accepted accounting practices or principles.
In the absence of bad faith by the Indemnified Person, the resolution, action or term so made, taken or provided by the Indemnified Person shall not constitute a breach of this Agree-ment or any other agreement contemplated herein or of any duty or obligation of the Indemnified Person at law or in equity or otherwise.

          (c) Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (i) in its "discre-tion" or under a grant of similar authority, the Indemnified Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, or
(ii) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or by applicable law.

          Section 9.6  Indemnification.  (a)  To the fullest
extent permitted by applicable law, the Partnership shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Partner-ship and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negli-gence or willful misconduct with respect to such acts or omis-sions; provided, however, that any indemnity under this Section
9.6 shall be provided out of and to the extent of Partnership assets only, and no Covered Person shall have any personal liability on account thereof.

          (b) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceed-ing shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an under-taking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 9.6(a).

          Section 9.7 Outside Businesses. Any Covered Person may engage in or possess an interest in other business ventures of any nature of description, independently or with others, similar or dissimilar to the business of the Partnership, and the Partnership and the Partners shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom and the pursuit of any such venture, even if competitive with the business of the Partner-ship, shall not be deemed wrongful or improper. No Covered Person shall be obligated to present any particular investment or other opportunity to the Partnership even if such oppor-tunity is of a character that, if presented to the Partnership, could be taken by the Partnership, and any Covered Person shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such par-ticular investment or other opportunity.

          Section 9.8  Limits on General Partner's Powers.
Anything in this Agreement to the contrary notwithstanding, the General Partner shall not cause or permit the Partnership to

          (a) acquire any assets other than as expressly pro-vided herein;

          (b) possess Partnership property for other than a Partnership purpose;

          (c) admit a Person as a partner of the Partnership, except as expressly provided in this Agreement;

          (d) make any loans to the General Partner or its Affiliates, other than loans represented by the Junior
     Subordinated Debentures or other similar debt instruments of Transamerica;

          (e)  perform any act that would subject any Limited
     Partner to liability as a general partner in any jurisdic-tion;

          (f) engage in any activity that is not consistent with the purposes of the Partnership, as set forth in Sec-tion 1.3;

          (g)  confess a judgment against the Partnership;

          (h) without the written consent of 66-2/3% in liqui-dation preference of the outstanding Preferred Securities have an order for relief entered with respect to the Part-nership or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or here-after in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or con-sent to the appointment of or taking possession by a re-ceiver, trustee or other custodian for all or a substan-tial part of the Partnership's property, or make any assignment for the benefit of creditors of the Partner-ship; it being understood that nothing in this paragraph
     (h) is to effect the ability of the Partnership to dis-solve pursuant to this Agreement; or

          (i) subject to Section 1.3, borrow money or become liable for the borrowings of any third party or engage in any financial or other trade or business.

          Section 9.9 Tax Matters Partner. (a) For purposes of Code Section 6231(a)(7), the "Tax Matters Partner" shall be Transamerica as long as it remains the general partner of the Partnership. The Tax Matters Partner shall keep the Limited Partners fully informed of any inquiry, examination or proceed-ing.

          (b) The General Partner shall not make an election in accordance with (Sec.)754 of the Code.

          (c) The General Partner and the Preferred Security Holders acknowledge that they intend, for U.S. federal income tax purposes, that the Partnership shall be treated as a part-nership and that the General Partner and the Preferred Security Holders shall be treated as partners of the Partnership for such purposes.

          Section 9.10 Expenses. (a) The General Partner shall pay for all, and the Partnership shall not be obligated to pay, directly or indirectly, for any, costs and expenses of the Partnership (including, but not limited to, costs and expenses relating to the organization of, and offering of lim-ited partner interests in, the Partnership and costs and expenses relating to the operation of the Partnership, includ-ing without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and costs and ex-penses incurred in connection with the acquisition, financing, and disposition of Partnership assets).

          (b)  The General Partner will pay any and all taxes
(other than United States withholding taxes) and all liabili-ties, costs and expenses with respect to such taxes of the Partnership.


                           ARTICLE X

               TRANSFERS OF INTERESTS BY PARTNERS

          Section 10.1  Transfer of Interests.  (a)  Preferred
Securities shall be freely transferable by a Preferred Security
Holder.

          (b) The General Partner may not assign its interest in the Partnership in whole or in part under any circumstances except to a successor of Transamerica as permitted under the Indenture. The admission of such successor as a general part-ner of the Partnership shall be effective upon the filing of an amendment to the Certificate with the Secretary of State of the State of Delaware which indicates that such successor has been admitted as a general partner in the Partnership. If the Gen-eral Partner assigns its entire Interest to a successor of Transamerica as permitted under the Indenture, the General Partner shall cease to be a general partner in the Partnership simultaneously with the admission of the successor as a general partner in the Partnership. Any such successor general partner in the Partnership is hereby authorized to and shall continue the business of the Partnership without dissolution.

          (c) No Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Agreement. Any transfer or purported transfer of any Interest not made in accordance with this Agreement shall be null and void.

          Section 10.2 Transfer of LP Certificates. The Gen-eral Partner shall provide for the registration of LP Certifi-cates and of transfers of LP Certificates. Upon surrender for registration of transfer of any LP Certificate, the General Partner shall cause one or more new LP Certificates to be issued in the name of the designated transferee or transferees. Every LP Certificate surrendered for registration of transfer shall be accompanied by a written instrument of transfer in form satisfactory to the General Partner duly executed by the Preferred Security Holder or such Holder's attorney duly autho-rized in writing. Each LP Certificate surrendered for regis-tration of transfer shall be canceled by the General Partner.
A transferee of an LP Certificate shall be admitted to the Partnership as a Limited Partner and shall be entitled to the rights and subject to the obligations of a Preferred Security Holder hereunder upon the receipt by such transferee of an LP Cer-tificate. By acceptance of an LP Certificate, each transferee shall be deemed to have requested admission as a Limited Part-ner and to have agreed to be bound by this Agreement. The transferor of an LP Certificate, in whole, shall cease to be a Limited Partner at the time that the transferee of such LP Cer-tificate is admitted to the Partnership as a Limited Partner in accordance with this Section 10.2.

          Section 10.3 Persons Deemed Preferred Security Hold-ers. The Partnership may treat the Person in whose name any LP Certificate shall be registered on the books and records of the Partnership as the sole holder of such LP Certificate and of the Preferred Securities represented by such LP Certificate (the "Preferred Security Holder") for purposes of receiving Dividends and for all other purposes whatsoever and, accord-ingly, shall not be bound to recognize any equitable or other claim to or interest in such LP Certificate or in the Preferred Securities represented by such LP Certificate on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof.

          Section 10.4 Book Entry Interests. Unless otherwise specified in the Action with respect to any series of Preferred Securities, the LP Certificates, on original issuance, will be issued in the form of a global LP Certificate or LP Certificates representing the Book Entry Interests, to be delivered to DTC, the initial Clearing Agency, by, or on behalf of, the Partnership. Such LP Certificate or LP Certificates shall initially be registered on the books and records of the Partnership in the name of Cede & Co., the nominee of DTC, and no Preferred Security Beneficial Owner will receive a definitive LP Certificate representing such Preferred Security Beneficial Owner's interests in such LP Certificate, except as provided in Section 10.7.
Unless and until definitive, fully registered LP Certificates
(the "Definitive LP Certificates") have been issued to the Preferred Security Beneficial Owners pursuant to Section 10.7:

          (i) The provisions of this Section shall be in full force and effect;

         (ii) The Partnership and the General Partner shall be entitled to deal with the Clearing Agency for all purposes of this Agreement (including the payment of Dividends on the LP Certificates and receiving approvals, votes or con-sents hereunder) as the Preferred Security Holder and the sole holder of the LP Certificates and shall have no obli-gation to the Preferred Security Beneficial Owners;

        (iii) To the extent that the provisions of this Sec-tion conflict with any other provisions of this Agreement, the provisions of this Section shall control; and

         (iv) The rights of the Preferred Security Beneficial Owners shall be exercised only through the Clearing Agency and shall be limited to those established by law and agreements between such Preferred Security Beneficial Owners and the Clearing Agency and/or the Clearing Agency Participants. DTC will make book entry transfers among the Clearing Agency Participants and receive and transmit payments of Dividends on the LP Certificates to such Clearing Agency Participants.

          Section 10.5 Notices to Clearing Agency. Whenever a notice or other communication to the Preferred Security Holders is required under this Agreement, unless and until Definitive LP Certificates shall have been issued to the Preferred Secu-rity Beneficial Owners pursuant to Section 10.7, the General Partner shall give all such notices and communications speci-fied herein to be given to the Preferred Security Holders to the Clearing Agency, and shall have no obligations to the Pre-ferred Security Beneficial Owners.

          Section 10.6 Appointment of Successor Clearing Agency. If any Clearing Agency elects to discontinue its ser-vices as securities depository with respect to the Preferred Securities, the General Partner may, in its sole discretion, appoint a successor Clearing Agency with respect to the Pre-ferred Securities.

          Section 10.7 Definitive LP Certificates; Appointment of Paying Agent(s). If (i) a Clearing Agency elects to discon-tinue its services as securities depository with respect to the Preferred Securities and a successor Clearing Agency is not appointed within 90 days after such discontinuance pursuant to
Section 10.6 or (ii) the Partnership elects to terminate the book entry system through the Clearing Agency, then (a) Defini-tive LP Certificates shall be prepared by the Partnership and
(b) the General Partner shall authorize one or more Persons (each, a "Paying Agent") to pay Dividends, redemption payments or liquidation payments on behalf of the Partnership with re-spect to the Preferred Securities. Upon surrender of the global LP Certificate or LP Certificates representing the Book

Entry Interests by the Clearing Agency, accompanied by regis-tration instructions, the General Partner shall cause Defini-tive LP Certificates to be delivered to Preferred Security Ben-eficial Owners in accordance with the instructions of the Clearing Agency. Neither the General Partner nor the Partner-ship shall be liable for any delay in delivery of such instruc-tions and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Any Person receiv-ing a Definitive LP Certificate in accordance with this Article X shall be admitted to the Partnership as a Limited Partner upon receipt of such Definitive LP Certificate and shall be registered on the books and records of the Partnership as a Preferred Security Holder. The Clearing Agency or the nominee of the Clearing Agency, as the case may be, shall cease to be a Limited Partner under this Section 10.7 at the time that at least one additional Person is admitted to the Partnership as a Limited Partner in accordance with this Section 10.7. The Definitive LP Certificates shall be printed, lithographed or engraved or may be produced in any other manner as is reason-ably acceptable to the General Partner, as evidenced by its execution thereof.


                           ARTICLE XI

            WITHDRAWAL; DISSOLUTION; LIQUIDATION AND
                     DISTRIBUTION OF ASSETS

          Section 11.1 Withdrawal of Partners. Subject to the further provisions of this Section 11.1 and except as provided in Article X, no Partner shall at any time withdraw from the Partnership. Any Partner withdrawing in contravention of this
Section 11.1 shall indemnify, defend and hold harmless the Partnership and the other Partners from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Partnership or such other Partners arising out of or resulting from such withdrawal. No permitted transfer of all or any portion of a Partner's Interest in the Partnership, in accordance with Article X shall constitute a withdrawal in violation of this Section 11.1. Further, the withdrawal of a Holder in connection with the redemption of its entire Interest in the Partnership, in accordance with the terms hereof or of an Action, shall not constitute a violation of this Section 11.1.

          Section 11.2 Dissolution of the Partnership. (a) The Partnership shall not be dissolved by the admission of additional or successor Partners in accordance with the terms of this Agreement. The death, withdrawal, bankruptcy or dis-solution of a Limited Partner, or the occurrence of any other event which terminates the Interest of a Limited Partner in the Partnership, shall not, in and of itself, cause the Partnership to be dissolved and its affairs wound up. To the fullest extent permitted by applicable law, upon the occurrence of such event, the General Partner may, without any further act, vote or approval of any Partner, admit any Person to the Partnership as an additional or substitute limited partner in the Partner-ship, which admission shall be effective as of the date of the occurrence of such event, and the business of the Partnership shall be continued without dissolution.

          (b) The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

          (i) The expiration of the term of the Partnership, as provided in Section 1.4 hereof;

         (ii)  Upon the bankruptcy of the General Partner;

        (iii) Upon the assignment by the General Partner of its entire interest in the Partnership when the assignee is not admitted to the Partnership as a general partner of the Part-nership in accordance with Section 10.1, or the filing of a certificate of dissolution or its equivalent, with respect to the General Partner, or the revocation of the General Partner's charter and the expiration of 90 days after the date of notice to the General Partner of revocation without a reinstatement of its charter, or any other event occurs which causes the General Partner to cease to be a general partner of the Partnership under the Act, unless the business of the Partnership is con-tinued in accordance with the Act (any remaining general part-ner of the Partnership is hereby authorized to and shall con-tinue the business of the Partnership without dissolution);

         (iv)  in accordance with any Action;

          (v) upon the entry of a decree of judicial dissolu-tion under Section 17-802 of the Act; or

         (vi)  upon the written consent of all Partners.

          (c) Upon dissolution of the Partnership, the Liqui-dator (as defined below) shall promptly notify the Partners of such dissolution.

          Section 11.3 Liquidation. (a) In the event of the dissolution of the Partnership for any reason, the General Partner (or, if the Partnership is dissolved pursuant to Sec-tion 11.2(b)(ii) or (iii), then a liquidating trustee appointed by 66 2/3% in liquidation preference of the Preferred Securi-ties (the General Partner or such Person so appointed is here-inafter referred to as the "Liquidator")) shall commence to wind up the affairs of the Partnership and to liquidate the Partnership's assets; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of liabilities to credi-tors so as to enable the Partners to minimize the normal losses attendant upon liquidation. The Partners shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles IV and V. Subject to the provisions of this Article XI, the Liquidator shall have full right and unlimited discretion to determine the time, man-ner and terms of any sale or sales of Partnership property pur-suant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

          (b) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Part-nership in connection with the liquidation and winding up of the Partnership that the General Partner would have with re-spect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidator is hereby expressly authorized and empowered to execute any and all docu-ments necessary or desirable to effectuate the liquidation and winding up of the Partnership and the transfer of any assets.

          (c) Notwithstanding the foregoing, a Liquidator which is not the General Partner shall not by virtue of acting capacity, be deemed a Partner in the Partnership or have any of the economic interests in the Partnership of a Partner; and such Liquidator may be compensated for its services to the Partnership at normal, customary and competitive rates for its services to the Partnership as reasonably determined by a majority in interest of the Limited Partners.

          Section 11.4  Distribution in Liquidation.  Upon the
winding up of the Partnership, the assets of the Partnership shall be distributed in the following order of priority:

          (i) to creditors of the Partnership, including Pre-ferred Security Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabil-ities of the Partnership (whether by payment or the making of reasonable provision for payment thereof);

         (ii) to the Holders of each series of Preferred Securities in accordance with the terms of the Action establishing such series of Preferred Securities; and

        (iii) to the remaining Partners in proportion to such Partners' positive Capital Account balances.

          Section 11.5 Rights of Limited Partners. Each Lim-ited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and such Partner's capital contribution (including return thereof), and such Partner's share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

          Section 11.6 Termination. The Partnership shall terminate when all of the assets of the Partnership shall have been disposed of and the assets shall have been distributed as provided in Section 11.4, and the Liquidator has executed and caused to be filed a certificate of cancellation of the Cer-tificate.


                          ARTICLE XII

                    AMENDMENTS AND MEETINGS

          Section 12.1 Amendments. Except as otherwise pro-vided in this Agreement or by any applicable terms of any Action establishing a series of Preferred Securities, this Agreement may be amended by, and only by, a written instrument executed by the General Partner; provided, however, that (i) no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to cause the Partnership to be treated as anything other than a partnership for purposes of United States income taxa-tion and (ii) any amendment which would adversely affect the rights, privileges or preferences of any series of Preferred Securities may be effected only as permitted by the terms of such series of Preferred Securities.

          Section 12.2 Amendment of Certificate. In the event this Agreement shall be amended pursuant to Section 12.1, the General Partner shall amend the Certificate to reflect such change if it deems such amendment of the Certificate to be nec-essary or appropriate.

          Section 12.3 Meetings of the Partners. (a) Meet-ings of the Limited Partners who are Holders of any series or, in the case of a class vote, of multiple series of Preferred Securities may be called at any time by the General Partner (or as provided in any Action establishing a series of Preferred Securities) to consider and act on any matter on which Limited Partners are entitled to act under the terms of this Agreement or the Act. The General Partner shall call a meeting of Hold-ers of any series or, in the case of a class vote, multiple series, if directed to do so by Holders of not less than 10% in liquidation preference of the Preferred Securities of that series. Such direction shall be given by delivering to the General Partner one or more calls in a writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purpose for which the meeting is to be called. Any Limited Partners calling a meeting shall specify in writing the LP Certificates held by the Limited Partners exercising the right to call a meeting and only those specified Interests shall be counted for purposes of determining whether the required percentage set forth in the second sentence of this paragraph has been met. Except to the extent otherwise provided in any such Action, the following provisions shall apply to meetings of Partners.

          (b) Notice of any such meeting shall be given to all Limited Partners having a right to vote thereat not less than 7 Business Days nor more than 60 days prior to the date of such meeting. Whenever a vote, consent or approval of Limited Part-ners is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Limited Part-ners. Further, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if a con-sent in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum Interests that would be necessary to authorize or take such action at a meeting at which all Limited Partners having a right to vote thereon were present and voting. Prompt notice of the taking of action without a meeting shall be given to the Limited Part-ners entitled to vote who have not consented in writing. The General Partner may specify that any written ballot submitted to the Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time specified by the General Partner.

          (c) Each Limited Partner may authorize any Person to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner exe-cuting it. Except as otherwise provided herein, in any Action or pursuant to Section 12.3(e), all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the

Partnership were a Delaware corporation and the Limited Part-ners were stockholders of a Delaware corporation.

          (d) Each meeting of Partners shall be conducted by the General Partner or by such other Person that the General
Partner may designate.

          (e) The General Partner, in its sole discretion, shall establish all other provisions relating to meetings of Limited Partners, including notice of the time, place or pur-pose of any meeting at which any matter is to be voted on by any Limited Partners, waiver of any such notice, action by con-sent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.


                          ARTICLE XIII

                         MISCELLANEOUS

          Section 13.1  Notices.  All notices provided for in
this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

          (a) if given to the Partnership, in care of the Gen-eral Partner at the Partnership's mailing address set forth below:

                    Transamerica Delaware, L.P.
                    c/o Transamerica Corporation
                    600 Montgomery Street
                    San Francisco, California  94111
                    Attention:  Corporate Secretary

          (b) if given to the General Partner, at its mailing address set forth below:

                    Transamerica Corporation
                    600 Montgomery Street
                    San Francisco, California  94111
                    Attention:  Corporate Secretary

          (c) if given to any other Partner, at the address set forth on the books and records of the Partnership.

          All such notices shall be deemed to have been given, in the case of the Partnership or the General Partners, when received in person, telecopied with receipt confirmed, or mailed by first calss mail, postage prepaid.

          Section 13.2 Entire Agreement. This Agreement con-stitutes the entire agreement among the parties. It supersedes any prior agreement or understandings among them, and it may not be modified or amended in any manner other than as set forth herein.

          Section 13.3 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and inter-preted in accordance with the law of the State of Delaware and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

          Section 13.4  Effect.  Except as herein otherwise
specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representa-tives, successors and assigns.

          Section 13.5 Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plu-ral, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter.

          Section 13.6 Captions and Headings. Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

          Section 13.7 Partial Enforceability. If any provi-sion of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remain-der of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

          Section 13.8 Counterparts. This Agreement may con-tain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signature of each of the Partners to one of such counterpart signature pages. All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

          Section 13.9  Waiver of Partition.  Each Partner
hereby irrevocably waives any and all rights (if any) that such Partner may have to maintain any action for partition of any of the Partnership's property.

          Section 13.10 Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not pre-vent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation. The rights and remedies provided by this Agreement are cumula-tive and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other rem-edies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                            General Partner:

                            TRANSAMERICA CORPORATION,
                            a Delaware corporation


                            By:
                               --------------------------------
                                 Name:
                                 Title:


                            Initial Limited Partner:

                            TRANSAMERICA LP HOLDINGS CORP.,
                            a Delaware corporation


                            By:
                               --------------------------------
                                 Name:
                                 Title:

                                                                 Annex A



Certificate Number       Number of Preferred Securities
     R-1

                                                               CUSIP NO.



          Certificate Evidencing Preferred Securities

                               of

                  Transamerica Delaware, L.P.


            ____ Preferred Securities, Series _
      (liquidation preference $__ per Preferred Security)


          Transamerica Delaware, L.P., a limited partnership formed under the laws of the State of Delaware (the "Partner-ship"), hereby certifies that __________ (the "Holder") is the registered owner of _____ (_____) preferred securities of the Partnership representing limited partner interests in the Part-nership of a series designated the __________ Preferred Securi-ties, Series _ (liquidation preference $__ per Preferred Secu-rity) (the "Series _ Preferred Securities"). The Series _ Pre-ferred Securities are fully paid and nonassessable limited partner interests in the Partnership, as to which the limited partners of the Partnership who hold the Series _ Preferred Securities (the "Preferred Security Holders"), in their capaci-ties as limited partners of the Partnership, will, assuming such Preferred Security Holders do not participate in the con-trol of the business of the Partnership, have no liability in excess of their obligations to make payments provided for in the Limited Partnership Agreement (as defined below) and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Preferred Security
Holder to repay any funds wrongfully distributed to it) and are transferable on the books and records of the Partnership, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.
The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series _ Preferred Securities are set forth in, and this certificate and the Series _ Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Re-stated Agreement of Limited Partnership of the Partnership dated as of _______, 1994, as the same may be amended from time to time (the "Limited Partnership Agreement") including the Action of the General Partner taken pursuant thereto authorizing the issuance of the Series _ Preferred Securities and determining the designations, rights, privileges, restrictions, preferences and other terms and provisions regarding Dividends, voting, return of capital and otherwise, and other matters relating to the Series _ Preferred Securities. Capitalized terms used herein but not defined shall have the meaning given them in the Limited Partnership Agreement or the Action. The Holder is entitled to the benefits of the Guarantee Agreement of Trans-america Corporation, a Delaware corporation ("Transamerica"), dated as of _______, 1994 (the "Guarantee") to the extent pro-vided therein. The Partnership will furnish a copy of the Limited Partnership Agreement, the Action and the Guarantee to the Holder without charge upon written request to the Partner-ship at its principal place of business or registered office.

          Upon receipt of this certificate, the Holder is admitted to the Partnership as a Limited Partner, is bound by the Limited Partnership Agreement and is entitled to the ben-efits thereunder.

          IN WITNESS WHEREOF, the Partnership has executed this certificate this day of _______, 199_.


                              TRANSAMERICA DELAWARE, L.P.


                              By:  TRANSAMERICA CORPORATION,
                                   its General Partner


                              By:
                                   ------------------------------------






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